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                                                                    EXHIBIT 99.1


                             BERKELEY NETWORKS, INC.
                          SUBSTITUTE STOCK OPTION PLAN


1.   PURPOSE OF THE PLAN

     The purpose of the Berkeley Networks, Inc. Substitute Stock Option Plan (the "Plan") is to promote the interests of FORE Systems, Inc. (the "Company") and the stockholders of the Company by (i) attracting and retaining employees of outstanding ability; (ii) motivating such persons, by means of performance-related incentives, to achieve longer-range performance goals; and
(iii) enabling such persons to participate in the long-term growth and financial success of the Company.

     The Plan was adopted in connection with the acquisition of Berkeley Networks, Inc. ("Berkeley") by the Company pursuant to the Agreement and Plan of Reorganization, dated as of August 25, 1998, by and among the Company, Fastwire Acquisition Corporation and Berkeley (the "Reorganization Agreement"). The Reorganization Agreement provides that all options to purchase shares of the Common Stock of Berkeley (the "Canceled Options") outstanding immediately prior to the Effective Date (as such term is defined in the Reorganization Agreement) shall be canceled and the Company shall substitute in place thereof new options to purchase that number of shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), that is equal to the number of shares of Berkeley Common Stock that were subject to the Canceled Options, multiplied by the Exchange Ratio (as defined in the Reorganization Agreement).

2.   ADMINISTRATION

     The Plan shall be administered by a committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Committee shall at all times consist of two or more persons, each of whom qualifies as an "outside director" within the meaning of Section 162(m) or any successor provision of the Internal Revenue Code of 1986, as amended (the "Code") and applicable Treasury regulations thereunder, if such qualification is deemed necessary in order for the grant or the exercise of awards made under the Plan to qualify for any tax or other material benefit to participants or the Company under applicable law. The Committee is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations to further the purposes of the Plan and to make all other determinations necessary for the administration of the Plan. All such actions by the Committee shall be final and binding.

3.   SHARES

     (a) SHARES AVAILABLE. Subject to adjustment as provided in Section 7, awards in respect of an aggregate of up to 618,999 shares of the Common Stock may be made under the Plan. During the term of the Plan, no participant shall be granted awards in respect of more than 125,000 shares of Common Stock in any calendar year. The Common Stock to be offered under the Plan shall be authorized and unissued Common Stock, or issued Common Stock which shall have been reacquired by the Company and held in its treasury.

     (b) SHARES SUBJECT TO TERMINATED AWARDS. The Common Stock covered by any unexercised portion of terminated stock options granted under the Plan may again be subject to new awards under the Plan. In the event the purchase price of a stock option is paid in whole or in part through the delivery of Common Stock, only the net number of shares of Common Stock issuable in connection with the exercise of the option shall be counted against the number of shares remaining available for the grant of awards under the Plan.

4.   FAIR MARKET VALUE

     For all purposes under the Plan, the term "Fair Market Value" shall mean, as of any applicable date: (i) if the principal securities market on which the Common Stock is traded is a national securities exchange or The Nasdaq National Market ("NNM"), the closing price of the Common Stock on such exchange or NNM, as the case may be, or if no sale of the Common Stock shall have occurred on such date, on the next preceding date on which there was a reported sale; or
(ii) if the Common Stock is not traded on a national securities exchange or NNM, the closing price on such date as reported by The Nasdaq SmallCap Market, or if no sale of the Common Stock shall have occurred on such



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date, on the next preceding date on which there was a reported sale; or (iii) if the principal securities market on which the Common Stock is traded is not a national securities exchange, NNM or The Nasdaq SmallCap Market, the average of the bid and asked prices reported by the National Quotation Bureau, Inc.; or
(iv) if the price of the Common Stock is not so reported, the Fair Market Value of the Common Stock as determined in good faith by the Committee.

5.   AWARDS OF STOCK OPTIONS

     (a) AWARDS. The Committee shall have the discretion to grant awards of stock options under the Plan to employees of the Company or any of its subsidiaries excluding employees who are officers or directors of the Company ("Awards"). The Committee shall determine and designate from time to time those individuals who shall receive Awards and the number of shares of Common Stock to be covered by, and the other terms and conditions of, each Award. In making its determinations, the Committee shall take into account the present and potential contributions of the respective individuals to the success of the Company, and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan. Each Award shall be evidenced by a written stock option agreement in such form as the Committee shall approve from time to time.

     (b) DESIGNATION OF AWARDS. Awards may be in the form of stock options which qualify as "incentive stock options" ("Incentive Stock Options") within the meaning of Section 422 or any successor provision of the Code, or stock options which do not so qualify ("Nonqualified Options"). Each Award shall be designated in the applicable stock option agreement as an Incentive Stock Option or a Nonqualified Option, as appropriate.

     (c) EXERCISE PRICE. Awards shall be granted at an exercise price of not less than 100% of the Fair Market Value on the date of grant. Incentive Stock Options granted to a participant who at the time of such grant owns (within the meaning of Section 424(d) of the Code) more than ten percent of the voting power of all classes of stock of the Company (a "10% Holder") shall be granted at an exercise price of not less than 110% of the Fair Market Value on the date of grant.

     (d) TERM AND TERMINATION. The Committee shall determine the term within which each Award may be exercised, in whole or in part, provided that (i) such term shall not exceed ten years from the date of grant; (ii) the term of an Incentive Stock Option granted to a 10% Holder shall not exceed five years from the date of grant; and (iii) the aggregate Fair Market Value (determined on the date of grant) of Common Stock with respect to which Incentive Stock Options granted to a participant under the Plan or any other plan of the Company and its subsidiaries become exercisable for the first time in any single calendar year shall not exceed $100,000. Unless otherwise determined by the Committee, all rights to exercise Awards shall terminate on the first to occur of (i) the scheduled expiration date as set forth in the applicable stock option agreement; or (ii) ninety (90) days following the date of termination of employment for any reason other than the death or permanent disability (as defined in the Code) of the participant; or (iii) one (1) year following the date of termination of employment by reason of the participant's death or permanent disability.

     (e) OTHER TERMS AND CONDITIONS. The Committee shall have the discretion to determine terms and conditions, consistent with the Plan, that will be applicable to Awards. Awards granted to the same or different participants, or at the same or different times, need not contain similar provisions.

6.   ADJUSTMENTS TO REFLECT CAPITAL CHANGES

     The number and kind of shares subject to outstanding Awards, the exercise price applicable thereto and the number and kind of shares available for Awards subsequently granted under the Plan shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Plan or the awards granted under the Plan. The Committee shall have the power and sole discretion to determine the nature and amount of the adjustment to be made in each case. The adjustment so made shall be final and binding on all participants.

7.   PAYMENT FOR STOCK

     Full payment for shares purchased upon exercise of awards granted under the Plan shall be made at the time the award is exercised in whole or in part. Payment of the purchase price shall be made in cash or in such other form as the Committee may approve, including, without limitation, (i) by the delivery to the Company by the participant of a promissory note containing such terms as the Committee may determine; or (ii) by the delivery to the Company by the participant of shares of Common Stock that have been held by the participant for at least six months prior to exercise


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of the award, valued at the Fair Market Value of such shares on the date of exercise; or (iii) pursuant to a cashless exercise arrangement with a broker on such terms as the Committee may determine; provided, however, that if payment is made pursuant to clause (i), the par value of the purchased shares shall be paid in cash. No shares of Common Stock shall be issued to the participant until such payment has been made, and a participant shall have none of the rights of a stockholder with respect to options held by such participant.

8.   TRANSFERABILITY

     Unless otherwise determined by the Committee with respect to Nonqualified Options, options granted under the Plan shall not be transferable other than by will or the laws of descent and distribution and are exercisable during a participant's lifetime only by the participant.

9.   WITHHOLDING

     The Company shall have the right to deduct from all amounts paid to a participant in cash as salary, bonus or other compensation any taxes required by law to be withheld in respect of awards granted under the Plan. In the Committee's discretion, a participant may be permitted to elect to have withheld from the shares otherwise issuable to the participant, or to tender to the Company, the number of shares of Common Stock whose Fair Market Value equals the amount required to be withheld.

10.  CONSTRUCTION OF THE PLAN

     The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law provisions of such laws.

11.  NO RIGHT TO AWARD; NO RIGHT TO EMPLOYMENT

     Except as set forth in Section 6, no person shall have any claim of right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any of its subsidiaries or as giving any consultant, adviser or director any right to continue to serve in such capacity.

12.  AWARDS NOT INCLUDABLE FOR BENEFIT PURPOSES

     Income recognized by a participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) or group insurance or other benefit plans applicable to the participant which are maintained by the Company or any of its subsidiaries, except as may be provided under the terms of such plans or determined by resolution of the Board.

13.  NO STRICT CONSTRUCTION

     No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, any award granted under the Plan or any rule or procedure established by the Committee.

14.  CAPTIONS

     All Section headings used in the Plan are for convenience only, do not constitute a part of the Plan and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.

15.  SEVERABILITY

     Whenever possible, each provision in the Plan and every award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest

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extent permitted by law, and all other provisions of the Plan and every other award at any time granted under the Plan shall remain in full force and effect.

16.  LEGENDS

     All certificates for Common Stock delivered under the Plan shall be subject to such transfer and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Common Stock is then listed or quoted and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

17.  AMENDMENT

     The Board may, by resolution, amend or revise the Plan. The Board may not modify any options previously granted under the Plan in a manner adverse to the holders thereof without the consent of such holders, except in accordance with the provisions of Section 6.

18.  EFFECTIVE DATE; TERMINATION OF PLAN

     The Plan shall become effective on September 11, 1998. The Plan shall terminate on September 10, 2008, unless it is earlier terminated by the Board. Termination of the Plan shall not affect awards previously granted under the Plan.


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